PROPOSAL

CuMo Project

Idaho, USA
Preliminary Economic Assessment Update
NI 43-101

PREPARED FOR:

Idaho Copper Corp.

Andrew Brodkey
Chief Operating Officer

PREPARED BY:

SGS North America Inc.
Natural Resources
Metallurgy & Consulting
3845 North Business Center Drive
Suite 115 Tucson, AZ 85705

Document No. 23-1035 R1
14 November 2023

1.0 INTRODUCTION

Following a request from Idaho Copper Corp., ("Idaho Copper") to SGS Bateman has drafted a proposal for the completion of an update Preliminary Economic Assessment ("PEA") and NI 43-101 Technical Report in support of the PEA for the Idaho Copper Molybdenum Project ("The CuMo project"). The CuMo project is situated 37 miles (60 km), northeast of Boise, Idaho, USA. The reporting of the results of the PEA will comply with all disclosure requirements set out in the NI 43-101 Standards of Disclosure for Mineral Projects (2016) and United States Securities and Exchange Commission Regulation SK-1300 (2018).

A PEA was completed for the CuMo project in June 2020 by SRK Consulting (Canada). Other contributors to the PEA and report were Sacré-Davey Engineering and Giroux Consultants Ltd. (Mineral Resource Estimate). The report is titled "Preliminary Economic Assessment & NI 43-101 Technical Report for the CuMo Project, USA" and was prepared for American CuMo Mining Corp. The PEA was based on a Mineral Resource Estimate ("MRE") completed.

Idaho Copper is looking to integrate the results of Ore-sorting studies on the CuMo project mineralization. Ore-sorting is a process for upgrading mineral bearing rock. Current technology supplies two different types of ore sorting: Bulk and Particle. Current studies indicate the CuMo project mineralization will most likely use both types of sorting to improve mill feed grades and potentially lower processing costs.

1.1. The SGS Team

The SGS integrated approach delivers expertise throughout the entire mining life cycle. We are global leaders in the mineral and mining industry in precious metals, base metals, and critical minerals, including lithium, nickel, cobalt, graphite, and rare earths. Our technical expertise in metallurgy and process development remains unmatched around the world.

The SGS team of Engineers and Geologists offers the following advantages:

- A very strong team, with valuable experience, known, renown and respected in the international mining industry.
- A strong team with valuable experience, known, renown and respected in the international mining industry, including extensive experience with various lithium minerals and clay type deposits in North America and worldwide.
- A considerable experience in resource estimation and modeling as well as optimization and mine planning of deposits of all types, including Best Practice Guidelines. Significant experience in various 3D modeling software including Leapfrog, Vulcan, GEMS, Genesis (SGS developed software) and Micromine.

- A multidisciplinary group of qualified persons with a strong understanding of the disclosure requirements for Mineral Resources set out in the NI 43-101 Standards of Disclosure for Mineral Projects (2016) and CIM Definition Standards - For Mineral Resources and Mineral Reserves (2014); JORC Code 2012.

- A strong understanding of the CIM Estimation of Mineral Resources & Mineral Reserves Best Practice Guidelines (2019).

- An engineering and geological team with significant experience in the mine optimization and design of mining scenarios.

- Experience in seamlessly transitioning from studies to project execution.

- Practical and theoretical experience with multiple resource estimations and mine optimizer software products, having realized hundreds of assessments for clients as well as training.

If this important mandate is given to us, SGS pledges to deliver work of the highest quality to satisfy Idaho Copper's expectations. To avoid any misunderstanding, a kick-off meeting should take place with the personnel of Idaho Copper to jointly refine the scope of work and battery limits.

2. **Work Schedule and Staffing**

Idaho Copper wishes to complete a PEA for CuMo project by the end of Q2 2024 which will consider an update study for this project. A detailed schedule will be provided upon acceptance of this proposal. The project schedule and completion will depend on sample availability and test work. SGS will be able to overlap some of the PEA tasks with the test work.

All SGS individuals listed in this proposal are Qualified Persons (QP) under the guidelines of JORC and are registered professional Engineers/Geologists with one or more professional Canadian association.

Allan Armitage, Ph.D., P.Geo. (Senior Resource Geologist and QP), Johnny Canosa, P.Eng. (Senior Mine Engineer and QP) and Bill Van Bruegel P.Eng. (Principal Mining Engineer and QP) are currently the designated SGS employees for this proposal.

Mr. Joseph Keane will be the Qualified Person (QP) as defined in the NI 43-101 guidelines for the process facilities. SGS Bateman in Tucson will also provide these services for the relevant summary and recommendation portions of the study.

SGS will be able to begin work upon Idaho Copper's request and upon receipt of a project database from Idaho Copper. The individuals listed in this proposal will be available to complete the PEA within the timeframes outlined by Idaho Copper after all the data is received in good order and if no other issues arise in the meantime.

Table 1 provides the list of SGS and preliminary QPs who will be responsible and contribute to each section of the PEA.

Table 1 – Staffing List by Task

Section Number	Technical Report Section	QP	Sub-Contractor
1.0	Summary	By section	-
2.0	Introduction	By section	-
3.0	Reliance on Other Experts	By Section	-
4.0	Property Description and Location	AA	-
5.0	Accessibility, Climate, Local Resources, Infrastructure, and Physiography	AA	-
6.0	History	AA	-
7.0	Geological Setting and Mineralization	AA	-
8.0	Deposit Types	AA	-
9.0	Exploration	AA	-
10.0	Drilling	AA	-
11.0	Sample Preparation, Analyses, and Security	AA	-
12.0	Data Verification	AA	-
13.0	Mineral Processing and Metallurgical Testing	JK	SGS Bateman
14.0	Mineral Resource Estimates	AA	
15.0	Mineral Reserve Estimates	N/A	
16.0	Mining Methods	BVB	
17.0	Recovery Methods	JK	SGS Bateman
18.0	Project Infrastructure	JC	
19.0	Market Studies and Contracts	BVB	
20.0	Environmental Studies, Permitting and Social or Community Impact	BVB/JC	
21.0	Capital and Operating Costs	BVB	
22.0	Economic Analysis	BVB	
23.0	Adjacent Properties	AA	-
24.0	Other Relevant Data and Information	AA	-
25.0	Interpretation and Conclusions	By section	-
26.0	Recommendations	By section	-
27.0	References	By section	-

SGS: Allan Armitage (AA); Bill Van Bruegel (BVB); Johnny Canosa (JC); Joseph Keane (JK)

3. Scope and Work Plan

SGS understands that Idaho Copper requires a PEA based on their CuMo deposit in Idaho. SGS's PEA will be completed based on a MRE completed by Giroux et al, 2015 and modified in 2019

(SRK, 2020). The MRE and supporting data is to be reviewed and validated by SGS. The scope of work for the PEA is outlined below.

SGS Bateman will provide the process portion of a NI 43-101 Preliminary Economic Analysis (PEA). SGS Bateman understands that Idaho Copper is exploring improvements to the ore sorting scheme that will impact the mill feed throughput and feed grade. These changes to the mill feed will require additional testwork for the PEA study.

SGS Bateman anticipates that the change of mill throughput from 150,000 tons per day (2020 PEA) to approximately 30,000 tons per day (TBD) and the associated mill feed grade change will require a substantial change in the mill design to accurately estimate the CAPEX and OPEX of the process plant.

SGS Bateman will be responsible for the design of the process plant and the associated cost estimates for the process plant. SGS Bateman will also provide the associated report sections related to the process plant.

3.1. Description of Main Disciplines

MRE Review and Validation: Responsibility of SGS

Tasks that will be undertaken for the MRE review and validation include:

1. SGS will implement a step-by-step approach to reviewing and validating the drill hole database and mineral resource estimate. The steps to be followed include:

    a. Import and briefly review a DDH database and existing grade shells/resource wireframes/weathering surfaces (base of oxide etc.).

    b. Validate the drill hole database.

    c. Conduct a statistical and geostatistical analysis of drill hole data.

    d. Review compositing procedures, composite the assay data, and conduct a geostatistical analysis of the composite data to review capping levels used for high grade outliers.

    e. Review block models and block model interpolation procedures.

    f. Review confidence classification criteria (Measured, Indicated, and Inferred resource classification categories).

g. Review pit optimization parameters used to define the pit used to establish Reasonable Prospects of Eventual Economic Extraction.

h. Review criteria to define the base case cut-off grade/recovery value (RCV).

i. Calculate an independent mineral inventory based on the validated database and validated 3D wireframe grade control models for comparison to the published MRE.

j. Incorporate the work performed by the ore sorting expert into the block model to be able to assign ore sorting percentages to each block.

k. Write report sections.

Ore Sorting: Responsibility of Independent Ore Sorting Expert

Mining: Responsibility of SGS

Open Pit Mining:

SGS's mining engineer will complete the following review of the following sections:

- Complete a background review
- Prepare mine optimization parameters for Open pit design
- Geotechnical and Hydrogeological Evaluation
- Open pit design
- Pit Dewatering
- Waste rock, overburden, and topsoil dumps/stockpile designs
- Production Schedule
- Haulage profiles & cycle time simulation
- Equipment requirements
- Labor requirements
- Other items
- Write report sections.

Metallurgy and Process Design: Responsibility of SGS Bateman

Process Design: include process plant design, operating costs, and capital costs:

- Data Review
- Mass Balance: provide a high-level mass balance for the process plant using the computerized modeling software METSIM
- Provide PEA level design criteria for the process plant facility based on process development information provided by Idaho Copper

- One overall process flow diagram will be prepared which will depict the individual copper concentrate and moly concentrate unit operations
- An equipment list will be prepared that will identify all major items of equipment required for the process

Process Plant Engineering:

- Process Infrastructure Evaluation
- Site Plan Drawing
- General Arrangement Drawings
- Electrical Single Line Diagrams and Load Study Cost Estimates:
- Capital Cost Estimate
- Operating Cost Estimate
- Economic Evaluation Write report sections:
- Section 13 (Metallurgical Tests)
- Section 17 (Recovery Methods)
- Section 18 Process infrastructure
- Section 21 (Capital and Operating Costs) – Process Related Portions
- Section 22 Economic Analysis
- Additionally, SGS Bateman will provide the process related portions of sections 1, 2, 25, 26, and 27.

Infrastructure and Ancillary Facilities: Responsibility of SGS Geological Services

- Access roads review and upgrade.
- Project wide site layout.
- Power supply and distribution.
- Water Source and distribution.
- Internet & Communication systems.
- Miscellaneous supporting buildings, such as maintenance shops, offices, etc.
- Fuel Storage facilities.
- Water management facilities (reclaim water, fresh water, potable water).
- Waste management.
- Explosive storage facilities.
- Provide inputs into the capital cost estimate.
- Write report sections.

Environmental Considerations: Responsibility of others to provide:

- Review permitting requirements.
- Review previous environmental study.
- Write report sections.

SGS will include this section and sign off for the report.

Capital Cost Estimate: Responsibility of SGS Geological Services /SGS Bateman

A capital cost estimate to a ±40% level of accuracy will be prepared. This work will include:

- Develop Basis of Estimate
- Produce a PEA level capex.
- Compile sustaining capital, including annualized schedule.
- Review owner's costs
- Provide inputs into the financial model.
- Write report sections.

Operating Cost Estimate: Responsibility of SGS Geological Services /SGS Bateman

An operating cost estimate to a ±40% level of accuracy will be prepared. This work will include:

- Compile mining, processing, general and administrative, tailings and all other relevant operating costs in a summary.
- Write report sections.

Financial Analysis: Responsibility of SGS Geological Services

- Produce pre-tax project economic evaluation results (IRR, NPV, payback)
- Complete pre-tax sensitivity analysis
- Idaho Copper to provide tax information required to produce post-tax economic evaluation results (IRR, NPV, payback)
- Write report sections.

3.2 Scope Clarification, Assumptions and Exclusion

SGS's above scope of work is based on the following clarifications, assumptions, and exclusions:

- The supplied project data sets provided by Idaho Copper are reasonably accurate and complete, with no need for additional work, and the original assay and QA/QC data are made available to SGS in digital format.
- Current surface topographic data is made available to SGS in DXF or another file format.
- Idaho Copper will provide any further information in a timely fashion and as requested by SGS and the sub-contractors.
- Idaho Copper personnel will be available as required by SGS in accordance with the project schedule.
- SGS will prepare a marketing study section with the concurrence from Idaho copper.

Exclusions

Ore-sorting design, permitting, trade-off studies, tailings, geotechnical and hydrogeology study are excluded at this stage.

3.1. Project Execution

The study will be co-managed by Allan Armitage in SGS's Fredericton office and John Holley of SGS Bateman in the Tucson office. The SGS team will work closely with the Idaho Copper team throughout the project, with the mutual goal of developing as thorough a NI 43-101 PEA as soon as possible within the time constraints of the project.

Further details on SGS's approach to the project follow:

Progress Meetings and Reports

SGS and Idaho Copper will conduct internal progress meetings monthly. The SGS project manager will keep minutes of all project meetings for distribution to all present and Idaho Copper's project manager.

Client meetings will be held on a monthly scheduled basis and will be set up for conferencing calls for those that cannot attend scheduled meetings in person. Web conferencing is an option when documents need to be reviewed during a meeting. It is anticipated that regular communication will occur between Idaho Copper's project manager and SGS's project manager on a more informal basis.

Data Review

On award of the contract, SGS will gather all available information and complete a review of the existing data.

Project Kick-Off Meeting

Following the data review, a kick-off meeting will be held with Idaho Copper's project manager and key staff / sub-contractors via Skype or teleconference. This meeting is expected to take place at a time mutually agreed upon with Idaho Copper. The scope of work, battery limits, and schedule will be confirmed with the Idaho Copper team during the kick-off meeting. Discussion of any technical issues, including trade-off studies, will also take place during this meeting.

Site Visit

SGS will send its mining engineer and geologist to the project site as they will cover the QP requirement for the PEA technical report.

Health and Safety

During the site visit, Idaho Copper will be responsible to ensure a safe environment for the project personnel. A Idaho Copper representative should always be available to troubleshoot any possible work- related issues. Nonetheless, SGS representatives reserve the right to stop work at any time if it is perceived that a situation presents a significant health or safety hazard.

Drawings and Documentation

All drawings to be submitted to SGS should be prepared in AutoCAD/CADWorx/Civil 3D or other so that they can be included in the technical report. Documents will be provided in both Microsoft Word and pdf formats.

4. **Personnel and Previous Work Experience**

SGS has assembled an experienced team to manage and carry out the PEA technical report from the Blainville office. The team brings considerable past experience with this particular project as well as a variety of other deposits in Canada and abroad.

Allan Armitage, Ph.D., P.Geo. – Senior Resource Geologist and QP

Allan is a registered geologist in Alberta, Ontario, and British Columbia, with over 25 years' experience in exploration, resource estimation and assessment of a wide variety of commodities, with a particular emphasis on Au, base metals (Cu-Pb-Zn), Uranium and industrial minerals. Since 1991, he has been involved in and managed mineral exploration projects for gold, silver, copper, lead, zinc, nickel, limestone and uranium in jurisdictions that include Canada, Mexico and Honduras and, to a lesser, extent the United States, Chile, Bolivia, and the Philippines. These projects ranged from grass roots to the advanced exploration/resource/reserve definition stage. He has extensive experience preparing NI 43-101 reports, having authored or co-authored more than 40 NI 43-101 reports, including being responsible for resource estimates.

Additionally, he has authored or co-authored numerous refereed journal papers and un-refereed government reports, exploration reports and abstracts, and has extensive experience presenting papers at conferences.

Bill Van Breugel P.Eng., Senior Mining Engineer

A professional engineer with over 30 years of experience in the mining industry. Experience covers underground and open pit mining construction, development, mine planning and scheduling, exploration, feasibility studies, mine permitting and infrastructure construction, across the gold, uranium, diamond, base metals, and potash mining sectors. Further experience also includes mine operations budgeting, detailed financial analysis, project controls and the use of a wide range of software in mine design, scheduling and engineering.

Johnny Canosa, P.Eng. – Senior Mine Engineer and QP

A professional engineer with over 20 years of experience in the mining industry. An accomplished Mining Engineer with experience in mine planning, design, consulting, and operations in Canada and abroad for underground and open pit work. Experience includes various commodities such as Copper, Gold, Uranium, Oilsands and Lithium.

Joseph M. Keane - Principal Metallurgical Engineer

Mr. Keane is the Principal Metallurgical Engineer at SGS Engineering (Tucson) specializing in process design development, engineering supervision, equipment selection and feasibility studies for the mineral processing and pollution abatement industries. He has also acted as a mineral processing consultant to the International Finance Corporation division of the World Bank for projects in Mexico, Peru, Tajikistan, China, Mali, Uzbekistan, Ghana, and Tanzania. Mr. Keane is fluent in Spanish and English and is conversant in Portuguese, Italian and Tagalog. Mr. Keane has more than 60 years of experience in numerous mineral processing industry projects and is also knowledgeable in the production of high purity metallic products including uranium yellow cake, vanadium pentoxide and the individual rare earth oxalates and oxides. Mr. Keane is a Registered Professional Metallurgical Engineer in Arizona and Nevada, USA and is a Qualified Person as defined by Canadian National Instrument NI 43-101.

5. Cost Estimate and Schedule for the PEA

The hourly rates, based on the experience and the actual status of the employee, are presented in the next table. SGS reserves the right to delegate the tasks outlined in this proposal to qualified employees within SGS.

Table 2 – Staffing Cost

Title	Hourly Rate USD
Senior Mining Engineer QP	$ 255.00
Senior Geologist QP	$ 235.00
Senior Resource Geologist Q	$ 220.00
Project Geologist QP	$ 215.00
Project Engineer QP	$ 215.00
Geologist QP	$ 190.00
Junior Engineer	$ 165.00
Geologist	$ 165.00
Specialized Technician	$ 150.00
Technician	$ 120.00
Project Coordinator	$ 105.00

5.1 Cost Estimate

An estimation of cost is shown in Table 3 (**$429,166 USD)**. This proposal is in American dollars (USD) and is valid for thirty (30) days. This is an estimation of time, not a fixed budget proposal and only actual time worked on a project will be charged. Any expected cost overruns will be submitted to Idaho Copper for approval. All receipts for expenses related to the project will accompany invoices.

Table 3 – PEA Cost Estimate – Idaho CuMo Project

	Task Description	Title	Time Estimate (hours)	Hourly Rate (USD)	Cost Estimate (USD)
1	**Project Management/Meetings**	Project Manager (SGS)	25	$235	$5,875
		Project Manager (Process)	56	$220	$12,320
		Project Coordinator	2	$105	$210
	Site visit (including travel time, traveling 2 days and 2 full day on site, Geologist and Mining Engineer)	Senior Mining Engineer/Geologist	64	$255	$16,320
SUBTOTAL			147		$34,725
2	**Mineral Resource Estimate Review and Validation**				
	Review of Previous Work	Senior Resource Geologist	12	$220	$2,640
	Drill Hole Database Validation	Senior Resource Geologist	16	$220	$3,520
	Validation of QAQC Data	Senior Resource Geologist	16	$220	$3,520
	Geostatistical Analysis of Drill Hole Data	Senior Resource Geologist	12	$220	$2,640
	Review of existing Geologic Models, Resource Models	Senior Resource Geologist	12	$220	$2,640
	Review of 2020 Block Models, Pit Optimization Parameters, Resource Classification Parameters, Final 2020 Mineral Resource Estimate	Senior Resource Geologist	24	$220	$5,280
SUBTOTAL			92		$20,240
2	**Mining & Infrastructure Section**				
	Background review	Senior Mining Engineer	32	$255	$8,160
	Mine access trade off assessment, minimum mining widths, production profile assessment	Senior Mining Engineer	40	$255	$10,200
	Production scheduling, capital versus non capital development	Senior Mining Engineer	32	$255	$8,160
		Senior Technician	12	$135	$1,620
	Infrastructure assessment and design	Senior Mining Engineer	20	$255	$5,100
		Senior Technician	24	$135	$3,240
	Haulage profiles & cycle times simulation	Senior Mining Engineer	30	$255	$7,650
	Equipment Requirements / Costing	Senior Mining Engineer	24	$255	$6,120
	Labour requirements	Senior Mining Engineer	24	$255	$6,120
SUBTOTAL			238		$56,370
3	**Process Design**				
	Review Existing data	Process Engineer	44	$220	$9,680
	Metsim Simulation / Mass Balance	Process Engineer	18	$220	$3,960
	Preliminary Design Criteria	Process Engineer	24	$220	$5,280
	Overall Flow Sheet Diagram	Process Engineer	46	$220	$10,120
	Equipment List	Process Engineer	59	$220	$12,980
SUBTOTAL			191		$42,020
4	**Process Plant**				
	Infrastructure Evaluation	Process Engineer	12	$220	$2,640
	Site Plan Drawing	Process Engineer	40	$220	$8,800
	General Arrangement Drawing	Process Engineer	38	$220	$8,360
	Electrical SLD and Load Study	Process Engineer	20	$220	$4,400
	Capex/Opex	Process Engineer	64	$220	$14,080
SUBTOTAL			174		$38,280
5	**Capital & Operating Costs**				
	Capital costs	Senior Mining Engineer	24	$255	$6,120
	Operating costs	Senior Mining Engineer	24	$255	$6,120
SUBTOTAL			48		$12,240
6	**Economic Analysis**				
	Financial model	Senior Mining Engineer	32	$255	$8,160
	Sensitivity analysis	Senior Mining Engineer	16	$255	$4,080
	Post-tax facilitation	Senior Mining Engineer	16	$255	$4,080
SUBTOTAL			64		$16,320
7	**Drafting & Publishing**				
	Drawings	Senior Technician	32	$135	$4,320
	Report Writing	Senior Geologist	250	$220	$55,000
	Publishing	Project Geologist	40	$215	$8,600
SUBTOTAL			322		$67,920
8	**Environmental and Permitting**				
	Review of documentation and report writing	Senior Mining Engineer	32	$255	$8,160
	Expenses		**Quantity**	**Cost (USD)**	**Estimated Cost (USD)**
1	Flights to Idaho	CAN-IDAHO	2	$2,200	$4,400
2	Lodging, food, taxi (site visit and meeting)	3 days	2	$1,000	$2,000
3	Software costs	Mining Software	1	$4,500	$4,500
		Administration fees	**15%**		**$1,635**
		Sub Total			**$12,535**
9	**Test Work - SGS Lakefield**				
	Sub Contract				$114,825
	Overhead		5%		$5,731
SUBTOTAL			0.05		$120,356
		TOTAL			**$429,166**

6 Deliverables

The deliverables are defined as follow:

1. The entire project containing all the final electronic data, geological models, drill hole database and block models as a Genesis Project Final Data can also be provided in DXF format (grade control models) and in comma separated value ("csv") files (drill data, blocks etc.)
2. Full NI 43-101 technical report
3. The delivery of results should be available within approximately 4 months after all the data is received in good order and if no other issues arise in the meantime.

7 Test Work at SGS Lakefield

This proposal includes the services of SGS Lakefield for PEA level test work. Details of the testwork are included in Appendix 2.

8 General conditions and payments to SGS

- General terms and conditions, As agreed to by SGS and Idaho copper is included in the Appendix.
- All monetary values in this proposal are in American dollars (USD)
- SGS will charge for the actual worked time, this is not a fixed proposal; however, SGS will confer with Idaho Copper on a regular, continuing, and periodic (at least bi-weekly) basis to keep track of the time, fees and expenses of SGS as the project progresses.
- Any required taxes would be in addition to the cost estimate (VAT and/or withholding taxes are not included in this estimate)
- An advance representing 25% of estimated total **($110,000 USD)** is required for the project prior to start and upon signature of this proposal. This advance will be credited on the last invoice.
- All other expenses will be billed each month at cost plus a 15% administration fee.
- The invoice(s) will be submitted each month and payable net 30 days.

In order to accept this proposal, please return a copy to SGS with the signature page signed, others initialed.

Proposal prepared by:	Accepted by:
	DocuSigned by: Andrew A. Brodkey
John Holley Regional Manager SGS Bateman	Andrew Brodkey COO Idaho Copper Corp.
Tucson, AX. Tuesday, October 31, 2023	March 4, 2024
	PO #________________________

DISCLAIMER

The information contained in this document (including any attached or accompanying materials), any other documents, data or information produced by SGS, or any related discussions or negotiations is proprietary to SGS and strictly confidential. This document is intended solely for the use and evaluation of the intended recipient, and it may not be disclosed, used, or reproduced by any person or entity except to the extent expressly authorized in writing by SGS.

This response and any services offered hereunder will be governed by SGS' General Conditions of Service in the absence of a definitive agreement negotiated and executed by the parties. SGS takes exception to any provisions offered otherwise which purport to establish any contractual or legal terms under which SGS will provide services.

No statement contained herein or made by SGS in its response shall be construed as any representation or warranty on behalf of SGS, including, but not limited to implied warranties of fitness for a particular purpose or merchantability or any other representation or warranty.

APPENDIX 1

SGS / IDAHO COPPER
GENERAL TERMS AND CONDITIONS

GENERAL CONDITIONS OF SERVICE

SGS Legal Reviewed SN

1. GENERAL

(a) Unless otherwise agreed in writing or except where they are at variance with (i) the regulations governing services performed on behalf of governments, government bodies or any other public entity or (ii) the mandatory provisions of local law, all offers or services and all resulting contractual relationship(s) between any of the affiliated companies of SGS North America Inc. or any of their agents (each a "Company") and Client (the "Contractual Relationship(s)") shall be governed by these general conditions of service (hereinafter the "General Conditions")

(b) The Company may perform services for persons or entities (private, public or governmental) issuing instructions (hereinafter, the "Client").

(c) Unless the Company receives prior written instructions to the contrary from Client, no other party is entitled to give instructions, particularly on the scope of the services or the delivery of reports or certificates resulting therefrom (the "Reports of Findings"). Client hereby irrevocably authorises the Company to deliver Reports of Findings to a third party where so instructed by Client or, at its discretion, where it implicitly follows from circumstances, trade custom, usage or practice.

2. PROVISION OF SERVICES

(a) The Company will (a) perform the services with due care, skill and diligence in accordance with the standard of care normally exercised by professionals providing similar services under similar circumstances, and (b) perform the services in accordance with Client's specific instructions as confirmed by the Company or, in the absence of such instructions:

(1) the terms of any standard order form or standard specification sheet of the Company; and/or

(2) any relevant trade custom, usage or practice; and/or

(3) such methods as the Company shall consider appropriate on technical, operational and/or financial grounds.

(b) The Company will comply with all applicable laws, regulations, site policies and procedures that are timely provided to Company, including those relating to safety and security; but, unless otherwise agreed, the Company is not responsible for overall site safety or security at any Client premises or the project site.

(c) Information stated in Reports of Findings is derived from the results of inspection or testing procedures carried out in accordance with the instructions of Client, and/or our assessment of such results on the basis of any technical standards, trade custom or practice, or other circumstances which should in our professional opinion be taken into account.

(d) Reports of Findings issued further to the testing of samples contain the Company's opinion on those samples only and do not express any opinion upon the lot from which the samples were drawn.

(e) Should Client request that the Company witness any third party intervention, Client agrees that the Company's sole responsibility is to be present at the time of the third party's intervention and to forward the results, or confirm the occurrence, of the intervention. Client agrees that the Company is not responsible for the condition or calibration of apparatus, instruments and measuring devices used, the analysis methods applied, the qualifications, actions or omissions of third party personnel or the analysis results.

(f) Reports of Findings issued by the Company will reflect the facts as recorded by it at the time of its intervention only and within the limits of the instructions received or, in the absence of such instructions, within the limits of the alternative parameters applied as provided for in clause 2(a). The Company is under no obligation to refer to, or report upon, any facts or circumstances which are outside the specific instructions received or alternative parameters applied.

(g) Except with regards to Company subcontracting or delegating any of the services to Company affiliates (Company is not required to notify Client, or obtain Client's consent in such circumstances, provided Company will remain liable for any breaches of these General Conditions) with the express permission of the Client (which shall not be unreasonably withheld), the Company may delegate the performance of all or part of the services to an agent or subcontractor and Client authorises Company to disclose all information necessary for such performance to the agent or subcontractor.

(h) any receive documents reflecting engagements contracted between Client and third parties or third party documents, such as copies of sale contracts, letters of credit, bills of lading, etc., they are considered to be for information only, and do not extend or restrict the scope of the services or the obligations accepted by the Company.

(i) Client acknowledges that the Company, by providing the services, neither takes the place of Client or any third party, nor releases them from any of their obligations, nor otherwise assumes, abridges, abrogates or undertakes to discharge any duty of Client to any third party or that of any third party to Client. (i) All samples shall be retained for a maximum of 3 months or such other shorter time period as the nature of the sample permits and then returned to Client or otherwise disposed of at the Company's discretion after which time Company shall cease to have any responsibility for such samples. Storage of samples for more than 3 months shall incur a storage charge payable by Client. Client will be billed a handling and freight fee if samples are returned. Special disposal charges will be billed to Client if incurred.

(j) Client must report any deficiencies in the services to Company, in writing, within ninety (90) days of delivery of the services in order to receive the remedies specified herein. For any breach of this section 2, Client's exclusive remedy, and Company's entire liability, shall be the re-performance of the deficient services, or if Company cannot substantially correct a breach in a commercially reasonable manner, Client may end the services and recover the fees paid to Company for the deficient services. OTHER THAN THIS SECTION 2, COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO ANY SERVICES SUPPLIED HEREUNDER. COMPANY EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

3. OBLIGATIONS OF CLIENT

The Client will:

(a) ensure that sufficient information, instructions and documents are given in due time (and, in any event not later than 48 hours prior to the desired intervention) to enable the required services to be performed;

(b) procure all necessary access for the Company's representatives to the premises where the services are to be performed and take all necessary steps to eliminate or remedy any obstacles to, or interruptions in, the performance of the services;

(c) supply, if required, any special equipment and personnel necessary for the performance of the services;

(d) ensure that all necessary measures are taken for safety and security of working conditions, sites and installations during the performance of services and will not rely, in this respect, on the Company's advice whether required or not;

(e) inform Company in advance of any known hazards or dangers, actual or potential, associated with any order or samples or testing including, for example, presence or risk of radiation, toxic or noxious or explosive elements or materials, environmental pollution or poisons;

(f) fully exercise all its rights and discharge all its liabilities under any relevant sales or other contract with a third party and at law.

4. FEES AND PAYMENT

(a) Fees not established between the Company and Client at the time the order is placed or a contract is negotiated shall be at the Company's standard rates (which are subject to change) and all applicable taxes shall be payable by Client.

(b) Unless a shorter period is established in the invoice, Client will promptly pay not later than 30 days from the relevant invoice date or within such other period as may be established by the Company in the invoice (the "Due Date") all fees due to the Company failing which interest will become due at a rate of 1.5% per month (or such other rate as may be established in the invoice) from the Due Date up to and including the date payment is actually received.

(c) If Client, reasonably and in good faith, disputes any portion of an invoice, it will pay those amounts that are not in dispute and notify the Company in writing of the reasons for the dispute within five (5) days of receiving the invoice.

(d) Company may elect to bring action for the collection of unpaid fees in any court having competent jurisdiction.

(e) Client shall pay all of the Company's collection costs, including attorney's fees and related costs.

(f) In the event any unforeseen problems or expenses arise in the course of carrying out the services (for which the Company shall promptly advise the Client of same), or the Client desires to change the scope or extent of the services, the Client and the Company shall in good faith negotiate and execute an Amendment to this Agreement reflecting these changes, along with appropriate remuneration to the Company for this extra work. The Company shall be entitled to charge additional reasonable fees to cover extra time and cost necessarily incurred to complete the services.

(g) If the Company is unable to perform all or part of the services for any cause whatsoever outside the Company's control including failure by Client to comply with any of its obligations provided for in clause 3 above the Company shall nevertheless be entitled to payment of:

(1) the amount of all non-refundable expenses incurred by the Company; and

(2) a proportion of the agreed fee equal to the proportion of the services actually carried out.

5. SUSPENSION OR TERMINATION OF SERVICES

The Company shall be entitled to immediately and without liability either suspend or terminate provision of the services in the event of:

(a) failure by the Client to comply with any of its obligations hereunder and such failure is not remedied or the Client has not instituted substantial steps to remedy same within 10 days that notice of such failure has been notified to Client; or

(b) any suspension of payment, arrangement with creditors, bankruptcy, insolvency, receivership or cessation of business by Client.

SGS

6. LIABILITY AND INDEMNIFICATION

(a) Limitation of Liability:

(1) The Company is neither an insurer nor a guarantor and disclaims all liability in such capacity. Clients seeking a guarantee against loss or damage should obtain appropriate insurance.

(2) Reports of Findings are issued on the basis of information, documents and/ or samples provided by, or on behalf of, Client and solely for the benefit of Client who is responsible for acting as it sees fit on the basis of such Reports of Findings. Neither the Company nor any of its officers, employees, agents or subcontractors shall be liable to Client nor any third party for any actions taken or not taken on the basis of such Reports of Findings nor for any incorrect results arising from unclear, erroneous, incomplete, misleading or false information provided to the Company.

(3) The Company shall not be liable for any delayed, partial or total non-performance of the services arising directly or indirectly from any event outside the Company's control including failure by Client to comply with any of its obligations hereunder.

(4) the aggregate liability of the Company in respect of any claim for loss, damage or expense of any nature and howsoever arising shall in no circumstance exceed a total aggregate sum equal to the amount of the fees paid to Company by Client in respect of the specific service which gives rise to such claim. The Company shall have no liability for any indirect or consequential loss including without limitation loss of profits, loss of business, loss of opportunity, loss of goodwill and cost of product recall. It shall further have no liability for any loss, damage or expense arising from the claims of any third party (including, without limitation, product liability claims) that may be incurred by the Client.

(i) In the event of any claim, Client must give written notice to the Company within 30 days of discovery of the facts alleged to justify such claim and, in any case, the Company shall be discharged from all liability for all claims for loss, damage or expense unless suit is brought within one year from: the date of performance by the Company of the service which gives rise to the claim; or

(ii) the date when the service should have been completed in the event of any alleged non-performance.

(b) Indemnification: Except to the extent of the Company's negligence or intentionally tortious conduct, Client shall guarantee, hold harmless and indemnify the Company and its officers, employees, agents or subcontractors against all claims (actual or threatened) by any third party for loss, damage or expense of whatsoever nature including all legal expenses and related costs and howsoever arising relating to the performance, purported performance or non-performance, of any services.

7. USE AND OWNERSHIP OF PROPRIETARY INFORMATION

(a) Each party retains title to all intellectual property (including all patents trademarks, copyright, trade secrets and know how) owned or possessed by it or any of its affiliates and used, by it while complying with these General Conditions and/or providing the services, including any modifications or improvements made thereto ("Background IP"). All new and original intellectual property created by the Company for the Client during the course of performing the services ("Project IP ") is the property of the Client for its exclusive use.

The Company grants Client a non-exclusive, non-transferable and, unless otherwise agreed, royalty-free license to use any Company Background IP used in the performance of the services but only to the extent required to use any deliverables and/or services provided by the Company for the purpose for which they have been provided. Upon receipt of full payment for the related services and subject to the provisions of these General Conditions, all reports, drawings and other deliverables provided to Client by the Company will become the property of Client.

8. TERMINATION AND SUSPENSION

8.1 Client may terminate the services for its convenience on thirty (30) days prior written notice to the Company. Also, Client may suspend the services, for its convenience on fourteen (14) days prior written notice to Company, provided that, if the aggregate duration of all suspensions under the Agreement exceeds 60 days, the Company will have the right to terminate the Agreement.

8.2 Either party is entitled to terminate the services on fourteen (14) days prior written notice to the other party in the event that the other party is in substantial breach of these General Conditions and such breach has not been corrected or reasonably commenced to be corrected within fourteen (14) days following notice of such breach from the non-breaching part.

8.3 In the case of any suspension or termination of the services, Client will pay the Company for all services provided and costs incurred up to the effective date of suspension or termination, including all reasonable demobilization costs.

8.4 The Company makes no warranty and has no continuing obligations in respect of any deliverables that are incomplete as of the date of any termination or suspension.

9. MISCELLANEOUS

(a) If any one or more provisions of these General Conditions are found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(b) During the course of providing the services and for a period of one year thereafter Client shall not directly or indirectly entice, encourage or make any offer to Company's employees to leave their employment with the Company.

(c) Use of the Company's corporate name or registered marks for advertising purposes is not permitted without the Company's prior written consent, with such consent not be unreasonably withheld. Notwithstanding the foregoing, Client shall be permitted to use the Company's corporate name in any disclosure required by law or the rules and regulations of any securities exchange with jurisdiction over the Client.

10. GOVERNING LAW, JURISDICTION AND DISPUTE RESOLUTION

Unless specifically agreed otherwise, all disputes arising out or in connection with Contractual Relationship(s) hereunder shall be governed by the substantive laws of the State of Delaware exclusive of any rules with respect to conflicts of laws and be finally settled under the Rules of Arbitration of the American Arbitration Association by one or more arbitrators appointed in accordance with the said rules. The arbitration shall take place in Dover, Delaware and be conducted in the English language.

SGS

WHEN YOU NEED TO BE SURE

APPENDIX 2

SGS Lakefield

PROPOSAL #20163-PR1
METALLURGICAL TESTING ON SAMPLES FROM THE IDAHO COPPER PROJECT IN SUPPORT OF A PEA

Metallurgical Operations Proposal

Switchboard: (705) 652-2000
Direct Phone: (705) 652-2166
E-mail: **dan.imeson@sgs.com**

Date: November 10, 2023

To: Mr. John Holley
Company: SGS Tucson
E-mail: john.holley@sgs.com

Re: Proposal #20163-PR1 for Metallurgical Testing on Samples from the Idaho Copper Project in Support of a PEA

Dear Mr. Holley,

Please find attached a proposal for metallurgical testing on samples from the Idaho Copper project.

The overall cost for the program is USD$114,625.

Key program deliverables will include:

- Sample receipt and preparation of three samples
- Head characterization – assays and mineralogy
- Basic grindability testing
- Flotation testing
- Final reporting

If you have any questions regarding this proposal or require any modifications, please do not hesitate to contact us.

Kind regards,

Dan Imeson, M.Sc.
Manager – Mineral Processing

Yasha Chaugule
Account Executive

Metallurgical Operations Proposal

PROPOSAL #20163-PR1

METALLURGICAL TESTING ON SAMPLES FROM THE IDAHO COPPER PROJECT IN SUPPORT OF A PEA

prepared for

SGS TUCSON

November 10, 2023

SGS Canada Inc. | P.O. Box 4300, 185 Concession Street, Lakefield, Ontario, Canada K0L 2H0
Tel: (705) 652-2000 Fax: (705) 652-6365 www.sgs.com
Member of the SGS Group (SGS SA)

TABLE OF CONTENTS

INTRODUCTION

This proposal was prepared in response to a request from Mr. John Holley from SGS Tucson on behalf of Idaho Copper for metallurgical testing on samples from the Idaho Copper project.

Three samples will be provided for the testwork program representing different "upgraded" zones of the resource. These samples are referred to as Cu-Ag zone, Cu-Mo zone, and Mo zone.

The main objective of the test program is to build upon preliminary metallurgical testwork conducted in 2008 on samples more representative of what will be mined. Secondary objectives are to prove that better concentrate grades can be produced, to investigate the possibility of coarsening the primary grind, and to evaluate the possibilities of separating copper and molybdenum.

The scope to achieve these objectives is provided in the following sections.

TEST PROGRAM

1. Sample Receipt and Preparation

It is understood that three samples will be delivered to SGS in Lakefield, Canada, each weighing a total of approximately 250 kg. It is expected that samples will be received in pails, drums, or bags, already composited, and that the samples will arrive free of debris. The cost of shipping is not included in the budget. Upon receipt, each sample will be weighed and photographed. A list of the as-received inventory of samples will be provided to the client for confirmation before proceeding to sample preparation.

Each sample will be crushed in stages with subsamples split at various crush sizes for the required testwork. As a final stage of preparation, each sample will be crushed to -10 mesh, blended in a drum tumbler apparatus, and rotary split into 2 kg and 10 kg test charges. One 2 kg test charge will be randomly selected, and samples removed for head assays and mineralogy.

An overall composite of 200 kg will be produced for larger scale flotation work to generate sufficient concentrate to demonstrate Cu-Mo separation.

2. Head Characterization

2.1. Head Assays

Each of the three samples will be submitted for Cu, Mo, Fe, S, Au, Ag, and a multi-element ICP scan.

2.2. Feed Mineralogy

Each of the three samples will be submitted for high-definition TIMA-X mineralogy. Each sample will be ground to a P_{80} of approximately 150 microns and divided into three fractions. Subsamples from each

fraction will be assayed for QAQC purposes, while graphite impregnated polished sections will be produced for mineralogical study.

The mineralogical data will provide quantitative information on the mineral distribution, the liberation / association characteristics of the sulphides, and the copper and molybdenum deportment.

3. Grindability Testing

3.1. Bond Abrasion Testing

The Bond abrasion test measures the abrasion index, which can be used to estimate steel media and liner consumption for crushers, rod mill and ball mills. The test requires 1.6 kg of material in the range 12.7 to 19 mm (1/2" to 3/4"), which can be generated from a 5 kg sample. Each of the three samples will be submitted for this test.

3.2. Bond Ball Mill Grindability Testing

The Bond ball mill grindability test is performed according to the original Bond procedure. It requires 10 kg of minus 3.35 mm (6-mesh) material that is preferably prepared at the testing facility. Sample weight requirements may vary depending on the specific gravity of the ore being tested. The Bond ball mill work index (BWI) has been widely used for mill sizing but is also utilized in computer simulation. Each of the three samples will be submitted for this test.

4. Flotation Testing

4.1. Mill Calibration Testing

An allowance is given for eight (8) 2 kg grind tests on the various samples to establish a relationship between grind time and particle size.

4.2. Batch Flotation Testing

An allowance is given for 20 batch flotation tests on the various samples. Some of these tests may be incremental rougher tests, while others will be open-circuit cleaner tests. The tests may use 2 kg, 4 kg, or 10 kg of feed depending on the style of test, the feed grade, and test objective.

Each of the tests will generate up to six products which will be assayed for Cu, Mo (or Ag), and S. Particle sizing will be completed on a rougher product and a cleaner product for each of the tests.

4.3. Locked Cycle Flotation Testing

A locked cycle test will be completed on each of the three samples using the best conditions established from the batch testing. The tests will only examine the generation of a bulk cleaner concentrate, and not Cu/Mo separation.

Each of the tests will generate up to 22 products which will be assayed for Cu, Mo (or Ag), and S. Particle sizing will be completed on a rougher product and a cleaner product for each of the tests.

4.4. Large-scale Flotation Testing and Cu/Mo Separation Testing

An allowance is given to process 200 kg of combined sample through the established rougher-cleaner flowsheet to generate Cu/Mo cleaner concentrate. The material will be processed in 12.5 kg batches, either in open-circuit or locked cycle format. An allowance is given to assay 28 products for Cu, Mo, Ag, and S.

The bulk cleaner concentrate generated from the above exercise will be divided into suitably sized charges for Cu-Mo separation testing. An allowance is given for six tests with each test generating up to eight products for Cu, Mo, Ag, and S.

4.5. Assay Allowance

An assay allowance is given for additional products that may be generated over the course of testing from that stated above. The allowance will also be used for additional elements that may be included on selected test products, including a detailed assay suite on final concentrates.

5. Health and Safety

SGS Natural Resources requires all personnel and contractors engaged in piloting or laboratory testwork to have completed a full safety induction.

All persons on site have a duty to report incidents or potential hazards and are encouraged to do so through our incident or accident reporting system.

6. Project Management and Reporting

SGS takes the approach that the effective management of metallurgical projects is best achieved by encouraging the intimate participation of the client or the client elected representative at all stages of project development and execution. This facilitates a continuous flow of communication, information and ideas.

Our clients are encouraged to discuss with us the project scope and timing during the initial planning and proposal preparation stages of the project. It is hoped that this discussion and consultation process continues throughout the test program. During critical and intensive periods of test programs many of our clients elect to stay in the immediate vicinity. In these circumstances, SGS can offer office and meeting spaces as well as assist with reservation of accommodations and transportation to/from the airport.

All test results will be summarized and reported to the client as results become available. A final report will be prepared at the end of the program. The report will be issued in electronic (PDF) and can also be issued as hard copies (paper and/or compact disk) upon request.

7. Sample Management

The Sample Management policy is in place to efficiently manage the project sample inventory over the course of a project life. The client retains ownership of all project samples (all test products, assay rejects, unused ore samples, etc.) and will be consulted on a regular basis for instruction regarding whether the samples are to be returned, disposed of or sent to the SGS Storage Group. The frequency of this review is relative to the project size and schedule. Costs associated with sample return, disposal and storage are exclusive of the budget of this proposal. The client is referred to the appended Sample Storage, Return, and Disposal Fee Schedule. Once instructions have been received by SGS from the client regarding how the samples are to be handled the action plan and budget will be provided to the client for approval.

It should be noted that SGS is not licensed for the disposal of radioactive material. SGS can assist in the return of radioactive samples to the client or transferring to a third-party facility that is permitted to accept and dispose of such material.

INTEGRATED SERVICES

SGS Natural Resources

SGS is the global leader in inspection, verification, certification and testing services and has been active in Canada for over 75 years. SGS' global Centres of Excellence for our market-leading metallurgical and geochemical businesses are located in Lakefield, Vancouver, Toronto and Quebec City.

Our flowsheet development, geometallurgy, pilot plant testing, chemical analysis and laboratory outsourcing staff have earned the respect of the global minerals industry and we are the world's leading provider of bankable metallurgical services. We have over 250 metallurgists, chemists and related professionals who bring significant expertise and experience to all these areas. Our services cover the following and more detail may be accessed at the links shown below:

- **Geochemistry** – Our market leading network of geochemistry labs is linked globally to provide an unparalleled suite of target elements. We also offer full services for check samples, MMI™ and on-site labs.
- **Mineralogy** - Our automated, instrumented mineralogy capability allows SGS to provide cutting-edge High Definition Mineralogy. Our comprehensive Advanced Mineralogy Facilities can help with detailed characterizations.
- **Metallurgy** - SGS has earned the reputation as market leader in bankable metallurgical testing in every commodity for scoping, pre-feasibility and feasibility testing and in-plant services.
- **Geometallurgy** - The SGS Geometallurgical Framework successfully integrates mineralogy and textural information with metallurgical liberation and selectivity parameters based on a statistically rigorous sampling plan.
- **Geological Services** - SGS geologists can act as Qualified Persons to provide technical reports compliant to NI 43-101 and JORC, leverage machine learning capabilities to understand algorithms to improve drill target campaigns, perform mine audits and due diligence, property evaluations and pre-feasibility studies as well as resource estimations.
- **Advanced Systems**: SGS is a recognized leader in the development and integration of turnkey advanced control solutions. We can help you take advantage of the proven benefits of advanced control via the implementation of an expert system, scheduling, simulation or optimization.
- **Production Optimization**: SGS can help decrease risk and increase bankability. We offer production optimization contracts and preproduction/prestart-up, with the commencement of mining and during any year of production.
- **Environmental Sustainability**: Unite the testing and technical strengths of SGS with the stringent needs of the mining industry and the environmental community. We can deliver in:
  - Acid rock drainage testing and mitigation
  - Waste characterization
  - Water and effluent treatment
- **In-plant Services:** SGS provides world-class technical support to ensure constant optimal mill throughput and metallurgy. We support on-site operations with:
  - Periodic technical auditing
  - Trouble-shooting
  - Complete on-site daily metallurgical management
- **Engineering Services:** SGS' multi-disciplined experts deliver proven integrated solutions for plant upgrades, retrofits, and brownfields expansion projects. We offer cost-effective solutions including metallurgical process, civil, structural, mechanical, and electrical engineering.
  http://www.sgs.com/mining-engineering

http://www.sgs.ca/mining

QUOTATION

The overall cost for the program is USD $114,625. Please see the full cost schedule on the following page (Table 1). Once this proposal is finalised and we have agreed on the scope of work, please sign the 'Approval & Acceptance' (page 14) and return via email or fax to acknowledge your acceptance of this proposal. We will then establish an account (project number).

If you have any questions regarding this proposal or require any modifications, please do not hesitate to contact us.

Please note that in order to more efficiently streamline sample/product handling at the end of the project we have made some changes to our sample handling policies, which are described in the Client Information sheet.

Note that, unless specifically stated in the proposal and quotation table, the scope of work does not include any provision for a qualified person (QP) as required for all National Instrument (NI) 43-101 Technical Reports by SGS.

Table 1: Cost Schedule

Task	Item / Description	Units	Cost per Unit	Subtotal	Total
1.0	**Sample Receipt and Preparation**				$ 3,150
	Sample receipt and inventory	1	$ 225	$ 225	
	Preparation - crush, blend, split - 250 kg	3	$ 825	$ 2,475	
	Overall composite preparation - blend, split - 200 kg	1	$ 450	$ 450	
2.0	**Head Characterization**				$ 10,575
	Head assays - Cu, Mo, Fe, S, Au, Ag, ICP scan	3	$ 225	$ 675	
	TIMA-X mineralogy - 3 size fractions	3	$ 3,300	$ 9,900	
3.0	**Grindability Testing**				$ 3,825
	Bond abrasion test	3	$ 450	$ 1,350	
	Bond ball mill grindability test	3	$ 825	$ 2,475	
4.0	**Flotation Testing**				$ 71,750
	Mill calibration test - per grind	8	$ 140	$ 1,120	
	Batch Cu/Mo test - 6 products for Cu, Mo (or Ag), S	20	$ 1,320	$ 26,400	
	LCT Cu/Mo test - 22 products for Cu, Mo (or Ag), S	3	$ 4,350	$ 13,050	
	Large scale (200 kg) Cu/Mo concentrate production testing	1	$ 17,500	$ 17,500	
	Cu-Mo separation test - 8 products for Cu, Mo, Ag, S	6	$ 1,530	$ 9,180	
	Assay allowance	1	$ 4,500	$ 4,500	
				Test Program Subtotal	**$ 89,300**
	Project Costs				$ 25,325
	Management	15%	$ 89,300	$ 13,395	
	Reporting	10%	$ 89,300	$ 8,930	
	Freezer Storage, Sample Maintenance	1	$ 2,400	$ 2,400	
	Consumables	1	$ 600	$ 600	
	TOTAL COSTS NON INCLUSIVE OF TAXES IN AMERICAN DOLLARS			**USD**	**$ 114,625**

SCHEDULE

The test program including testing and reporting will take approximately 19 weeks to complete. A brief outline of the expected project schedule is included in Table 2 below. A formal schedule will be established at project acceptance based on workload and equipment availability at the time and revisited every time there is a significant change of scope.

Table 2: Preliminary Testwork Schedule

Phase	Task	Week 1	Week 2	Week 3	Week 4	Week 5	Week 6	Week 7	Week 8	Week 9	Week 10	Week 11	Week 12	Week 13	Week 14	Week 15	Week 16	Week 17	Week 18	Week 19
	Testwork Activities																			
1	Sample Receipt and Preparation	■	■																	
2	Head Assays		■	■																
	Feed Mineralogy			■	■	■	■	■	■											
3	Grindability Testing			■	■	■														
4	Mill Calibration Testing		■																	
	Cu/Mo Batch Testing			■	■	■	■	■	■	■										
	Cu/Mo Locked Cycle Testing										■	■								
	Generation of Cu/Mo Concentrate										■	■								
	Cu-Mo Separation Testing												■	■	■					
	Report Preparation																			
i	Sample Inventory to Project Manager																	■		
ii	SGS Report Writing										■	■	■	■	■	■	■	■		
iii	SGS Internal Review																		■	
iv	Client Review																		■	
v	Final Report Publishing																			■

STATEMENT OF QUALIFICATIONS

SGS Canada Natural Resources Lakefield conforms to the requirements of ISO/IEC 17025 and is accredited by the Standards Council of Canada for specific tests as indicated on their scope of accreditation found at https://www.scc.ca/en/search/palcan.

CLIENT INFORMATION

All costs are quoted in American currency. All tests/tasks are quoted as a fixed unit cost and will be invoiced monthly, based on the number of tests completed, at the quoted price. Minor variation in the scope of the program will be absorbed in the contingency allowance, as quoted. Significant changes in the scope/cost of the test or program will be addressed through a change in scope notice. Such changes in scope will only proceed with the consent of the Client or a representative thereof.

SGS reserves the right to pre-invoice any portion of work which will be completed within a 60 day period which will exceed the amount of prepayment on hand in terms of invoiceable project receivables. In this event, a payment / invoicing schedule will be supplied to the client. The prepayment will be applied to the final project invoice and will allow resources to be booked against the project. This reserved time may be forfeited if the samples, testwork, instructions, or authorisation to proceed have not been received at SGS by the agreed-upon start-up date.

The Client will retain ownership of any samples sent to SGS laboratories for testing, and of all test products generated during the testwork program and will have the ultimate responsibility for their return to site or disposal. At the beginning of the project, the client is to provide direction with respect to sample/product handling method (i.e. store then dispose, store then return, immediate disposal, or immediate return) on the acceptance sheet with the name and email address of the client representative and return address as appropriate. This information will be logged in our storage system and an estimated handling fee will be invoiced based on the project assumptions. At the end of the project, SGS will make all reasonable effort to contact the client's representative, who will be given an opportunity to review the inventory and revisit the client's decision. In the event no response is obtained within four weeks of the initial contact, the sample(s) will be handled per original request. Note that SGS can assist in arranging return or disposal of the samples, but the ultimate cost, which may not be entirely covered in the quotation, will be the entire responsibility of the Client. The sample handling costs will be adjusted on the last invoice if necessary. Typical sample storage and disposal fees are described later in this document.

The prices quoted herein will be honoured for three months from the date of issue of this proposal and for the duration of your project provided testwork, as generally described in this proposal, commences within three months.

If after a credit check, a credit account cannot be established, the job shall be considered COD (cash on delivery) and a prepayment will be required. In the event of a past due account, SGS Natural Resources reserves the right to request a payment in full before commencing new work, or to withhold data and/or services until the past due balance is cleared.

Reporting

Final reports are issued electronically in PDF format and can also be issued as hard copies (paper and/or compact disk) upon request.

Shipping Information

Please ship samples via courier to:
Attention: Dan Imeson, M.Sc.
SGS Canada Inc.
185 Concession St., Postal Box 4300
Lakefield, ON K0L 2H0 Canada

Terms of Payment

As shown on invoice.

Packages crossing international borders should be labelled:

Metallurgical Ore Samples for Testing Purposes Only
No Commercial Value (but, please assign a value of at least $10 to each piece shipped)

SGS is required to be notified of any shipments where the goods will be shipped with a hazardous classification and the related UN number.

Large freight items will need to be custom cleared by **Livingston International Inc.**
Small items shipped via international shipping companies such as FedEx, DHL, UPS, etc will be cleared by the couriers themselves.

On waybill indicate:
Notify Party: Livingston International Inc
SGS Canada Inc Lakefield Site Clearance Account #: 391731 and Account Caption#: 350

Customs documentation is to be sent to the following emails addresses for each mode of transportation including CST49254@livingstonintl.com and one of below addresses:
Should you require documentation please use the following site: https://www.livingstonintl.com/resource-center/

Air shipments to:
Toronto - trafficorontoair@livingstonintl.com
Montreal - traffic_montreal@livingstonintl.com
Vancouver - trafficvancouverair@livingstonintl.com

Ocean shipments to:
Toronto - trafficorontoocean@livingstonintl.com
Montreal - traffic_montreal@livingstonintl.com
Vancouver- trafficvancouver@livingstonintl.com

Truck shipments to:
Toronto - CST49254@livingstonintl.com; CDNimports@livingstonintl.com
Montreal - traffic_montreal@livingstonintl.com
Vancouver- vancouvertraffic@livingstonintl.com

This is important to speed up clearance at the border and ensure shipments arrive to site without additional delays.

It is imperative that the recipient's name and proposal number are clearly marked on the shipment.

APPROVAL AND ACCEPTANCE

Once this proposal is finalized and you have agreed to the pricing and scope of work, please provide a valid purchase order (PO) and the information requested below (if not included in the PO) by email to the author's attention or to Carrie Witt (ca.met@sgs.com) to acknowledge your acceptance of this proposal.

We accept the proposal as per the Scope of Work and General Conditions of Service indicated in this document:

Proposal #20163-PR1 for Metallurgical Testing on Samples from the Idaho Copper Project in Support of a PEA, prepared for SGS Tucson November 10, 2023

ADDRESS INVOICE TO:
Legal Company Name:____________________
Address:____________________
____
____
Contact Name:____________________
Email:____________________
Phone:____________________

SEND INVOICE TO: (specify by mail, email, or fax)
Company Name:____________________
Address:____________________
____
____
Contact Name:____________________
Email:____________________
Phone:____________________

INVOICE PAYMENT APPROVER:
Contact Name:____________________
Email:____________________
Phone:____________________

Ultimate Sample Destination at End of Project:
Contact Name: ____________________
Email:____________________
Phone:____________________

ACCOUNT PAYABLE:
Contact Name: ____________________
Email: ____________________
Phone: ____________________

Store then Dispose: ☐ **Immediate Disposal:** ☐
Store then Return: ☐ **Immediate Return:** ☐

Choice will be confirmed at project completion

APPROVAL DATE:____________________
Signature:____________________
Name:____________________
Title:____________________

Address for sample return
____
____
____

Please notify us if you are aware of the presence of either asbestos fibres or radioactive minerals in your samples, since special handling procedures will be required to ensure the protection of our staff during preparation of the samples for analysis and testwork.

Asbestos YES ☐ NO ☐ Radioactive YES ☐ NO ☐

SAMPLE STORAGE, RETURN, AND DISPOSAL

It is the policy of SGS that the client retains ownership of all samples shipped to the SGS site, as well as all products created during the test program. At regular intervals (*no greater than every 90 days*) during the course of the project the sample inventory will be reviewed with the client in order to classify the samples as for 1) return to the client, 2) disposal, or 3) continued storage with the appropriate storage fees applied. At the time of sample return or disposal the client will be invoiced for the related costs. At the completion of the test program, the client will again have the option of requesting return of all samples, storage at the SGS site, or disposal by SGS

All samples considered radioactive will be returned to the client or sent to a regulated third party for disposal at the client's expense. SGS is not licensed for long term storage of radioactive material.

If heated or freezer storage is required for the samples or test products, these costs will be billed to the client from the date the samples are put into heated or cold storage unless indicated in the scope of work.

Within 90 days of the end of a project, the project manager will provide the client the sample inventory that will include a listing of all unused samples and the test products pertaining to the project. At this time the client will be required to provide instructions identifying samples for return, disposal, or storage. Once SGS has received the sample management instructions an invoice for the costs of on-going storage will be issued for samples that are to be stored. A cost estimate for the disposal and/or return shipment of samples and test products will also be provided at that time. If no instructions are received, the samples will be stored at the client's cost for three months, and then disposed of at the client's cost. Every effort will be made to solicit specific instructions from the client prior to disposal of the material, preferably at the project proposal stage.

SGS strives to comply with all environmental regulations. One of our legal obligations is to characterize all material (greater than 500 kg) that leaves our site, as either a hazardous or a non-hazardous waste. This distinction is based on the results of a leachate test (i.e. Ontario Reg. 347). In this regard, it is noted that, while many ore samples may pass the leachate test, concentrates, leach solutions or other products generated from the same ore during testwork may fail the leachate tests, and require either further treatment or management and disposal as a hazardous waste. SGS will process material as efficiently as possible to minimize the mass for disposal. If the samples for disposal pass the regulatory requirements, they will be forwarded to a local landfill site. If the samples do not pass, they will either be shipped to a licensed hazardous material storage facility or returned to the client.

The SGS fee schedule for storage, and/or disposal of samples, is presented in the following section.

SAMPLE STORAGE, RETURN, AND DISPOSAL FEE SCHEDULE

	Monthly
A Sample Storage Fees	
1. Inside Storage (Ambient Temperature)	
1.1. Box (45 L)	$24.50
1.2. Pail	$24.50
1.3. Drum (200 L)	$48.50
1.4. Crate	$58.00
1.5. Super Sack / IBC (1 cubic meter)	$58.00
2. Outside Storage	
2.1. Pail	$12.25
2.2. Drums (200 L)	$25.00
2.3. Crates/Core Skid	$29.50
2.4. Super Sack	$29.50
2.5. Bulk Storage Bin (20 cubic meter)	$400.00
2.6. Bulk Storage Bin (30 cubic meter)	$500.00
3. Freezer Storage (Controlled Low Temperature)	
3.1. Box (45 L)	$45.00
3.2. Pail	$45.00
3.3. Drum (200 L)	$125.00
4. Radioactive Materials- NORM Secure Placement Inside (During Project)	
4.1. Box (45 L)	$154.50
4.2. Pail	$154.50
4.3.Drum (200 L)	$231.75
B Container Fees	
1. Pail	$7.50
2.Plastic Drum	$85.00
3. Steel Drum	$35.00
4.Skid 4x4	$22.50
5.Super Sack	$20.50
6.UN Super Sack	$110.50
7.IBC	$225.00
C Sample Disposal	
1. Regulation 347 test (Schedule 4 Limits) per sample	$309.00
2. Disposal of Reg. 347 (passing material at Landfill) per tonne	$275.00
3. Disposal of Reg. 347 (failing material to disposal company) per tonne	TBD
4. Disposal of toxic materials (cost plus handling) per drum minimum	TBD

D Sample Return

1. All material is returned to the client at cost
2. All NORM shall be returned/No long term storage is allowed for radioactive material (NORM)

E Analysis, Liaison and Handling Costs Paid by Client.

1. Return $95.00 per hour labor + 15% Admin Fee
2. Return quote for shipping costs and applicable taxes

NOTE: Fees Subject to Change

GENERAL CONDITIONS OF SERVICE

1. General

(a) Unless otherwise agreed in writing or except where they are at variance with (i) the regulations governing services performed on behalf of governments, government bodies or any other public entity or (ii) the mandatory provisions of local law, all offers or services and all resulting contractual relationship(s) between any of the affiliated companies of SGS Canada Inc. or any of their agents (each a "Company") and Client (the "Contractual Relationship(s)") shall be governed by these general conditions of service (hereinafter the "General Conditions").

(b) The Company may perform services for persons or entities (private, public or governmental) issuing instructions (hereinafter, the "Client").

(c) Unless the Company receives prior written instructions to the contrary from Client, no other party is entitled to give instructions, particularly on the scope of the services or the delivery of reports or certificates resulting therefrom (the "Reports of Findings"). Client hereby irrevocably authorises the Company to deliver Reports of Findings to a third party where so instructed by Client or, at its discretion, where it implicitly follows from circumstances, trade custom, usage or practice.

2. Provision of Services

(a) The Company will provide services using reasonable care and skill and in accordance with Client's specific instructions as confirmed by the Company or, in the absence of such instructions:

(1) the terms of any standard order form or standard specification sheet of the Company; and/or

(2) any relevant trade custom, usage or practice; and/or

(3) such methods as the Company shall consider appropriate on technical, operational and/or financial grounds.

(b) Information stated in Reports of Findings is derived from the results of inspection or testing procedures carried out in accordance with the instructions of Client, and/or our assessment of such results on the basis of any technical standards, trade custom or practice, or other circumstances which should in our professional opinion be taken into account.

(c) Reports of Findings issued further to the testing of samples contain the Company's opinion on those samples only and do not express any opinion upon the lot from which the samples were drawn.

(d) Should Client request that the Company witness any third party intervention, Client agrees that the Company's sole responsibility is to be present at the time of the third party's intervention and to forward the results, or confirm the occurrence, of the intervention. Client agrees that the Company is not responsible for the condition or calibration of apparatus, instruments and measuring devices used, the analysis methods applied, the qualifications, actions or omissions of third party personnel or the analysis results.

(e) Reports of Findings issued by the Company will reflect the facts as recorded by it at the time of its intervention only and within the limits of the instructions received or, in the absence of such instructions, within the limits of the alternative parameters applied as provided for in clause 2(a). The Company is under no obligation to refer to, or report upon, any facts or circumstances which are outside the specific instructions received or alternative parameters applied.

(f) The Company may delegate the performance of all or part of the services to an agent or subcontractor and Client authorises Company to disclose all information necessary for such performance to the agent or subcontractor.

(g) Should Company receive documents reflecting engagements contracted between Client and third parties or third party documents, such as copies of sale contracts, letters of credit, bills of lading, etc., they are considered to be for information only, and do not extend or restrict the scope of the services or the obligations accepted by the Company.

(h) Client acknowledges that the Company, by providing the services, neither takes the place of Client or any third party, nor releases them from any of their obligations, nor otherwise assumes, abridges, abrogates or undertakes to discharge any duty of Client to any third party or that of any third party to Client.

(i) All samples shall be retained for a maximum of 3 months or such other shorter time period as the nature of the sample permits and then returned to Client or otherwise disposed of at the Company's discretion after which time Company shall cease to have any responsibility for such samples. Storage of samples for more than 3 months shall incur a storage charge payable by Client. Client will be billed a handling and freight fee if samples are returned. Special disposal charges will be billed to Client if incurred.

3. Obligations of Client

The Client will:

(a) ensure that sufficient information, instructions and documents are given in due time (and, in any event not later than 48 hours prior to the desired intervention) to enable the required services to be performed;

(b) procure all necessary access for the Company's representatives to the premises where the services are to be performed and take all necessary steps to eliminate or remedy any obstacles to, or interruptions in, the performance of the services;

(c) supply, if required, any special equipment and personnel necessary for the performance of the services;

(d) ensure that all necessary measures are taken for safety and security of working conditions, sites and installations during the performance of services and will not rely, in this respect, on the Company's advice whether required or not;

(e) inform Company in advance of any known hazards or dangers, actual or potential, associated with any order or samples or testing including, for example, presence or risk of radiation, toxic or noxious or explosive elements or materials, environmental pollution or poisons;

(f) fully exercise all its rights and discharge all its liabilities under any relevant sales or other contract with a third party and at law.

4. Fees and Payment

(a) Fees not established between the Company and Client at the time the order is placed or a contract is negotiated shall be at the Company's standard rates (which are subject to change) and all applicable taxes shall be payable by Client.

(b) Unless a shorter period is established in the invoice, Client will promptly pay not later than 30 days from the relevant invoice date or within such other period as may be established by the Company in the invoice (the "Due Date") all fees due to the Company failing which interest will become due at a rate of 1.5% per month (or such other rate as may be established in the invoice) from the Due Date up to and including the date payment is actually received.

(c) Client shall not be entitled to retain or defer payment of any sums due to the Company on account of any dispute, counter claim or set off which it may allege against the Company.

(d) Company may elect to bring action for the collection of unpaid fees in any court having competent jurisdiction.

(e) Client shall pay all of the Company's collection costs, including attorney's fees and related costs.

(f) In the event any unforeseen problems or expenses arise in the course of carrying out the services the Company shall endeavour to inform Client and shall be entitled to charge additional fees to cover extra time and cost necessarily incurred to complete the services.

(g) If the Company is unable to perform all or part of the services for any cause whatsoever outside the Company's control including failure by Client to comply with any of its obligations provided for in clause 3 above the Company shall nevertheless be entitled to payment of:

(1) the amount of all non-refundable expenses incurred by the Company; and

(2) a proportion of the agreed fee equal to the proportion of the services actually carried out.

5. Suspension or Termination of Services

The Company shall be entitled to immediately and without liability either suspend or terminate provision of the services in the event of:

(a) failure by the Client to comply with any of its obligations hereunder and such failure is not remedied within 10 days that notice of such failure has been notified to Client; or

(b) any suspension of payment, arrangement with creditors, bankruptcy, insolvency, receivership or cessation of business by Client.

6. Liability and Indemnification

(a) Limitation of Liability:

(1) The Company is neither an insurer nor a guarantor and disclaims all liability in such capacity. Clients seeking a guarantee against loss or damage should obtain appropriate insurance.

(2) Reports of Findings are issued on the basis of information, documents and/or samples provided by, or on behalf of, Client and solely for the benefit of Client who is responsible for acting as it sees fit on the basis of such Reports of Findings. Neither the Company nor any of its officers, employees, agents or subcontractors shall be liable to Client nor any third party for any actions taken or not taken on the basis of such Reports of Findings nor for any incorrect results arising from unclear, erroneous, incomplete, misleading or false information provided to the Company.

(3) The Company shall not be liable for any delayed, partial or total non-performance of the services arising directly or indirectly from any event outside the Company's control including failure by Client to comply with any of its obligations hereunder.

(4) The liability of the Company in respect of any claim for loss, damage or expense of any nature and howsoever arising shall in no circumstances exceed a total aggregate sum equal to 10 times the amount of the fee paid in respect of the specific service which gives rise to such claim or US$20,000 (or its equivalent in local currency), whichever is the lesser.

(5) The Company shall have no liability for any indirect or consequential loss including without limitation loss of profits, loss of business, loss of opportunity, loss of goodwill and cost of product recall. It shall further have no liability for any loss, damage or expense arising from the claims of any third party (including, without limitation, product liability claims) that may be incurred by the Client.

(6) In the event of any claim, Client must give written notice to the Company within 30 days of discovery of the facts alleged to justify such claim and, in any case, the Company shall be discharged from all liability for all claims for loss, damage or expense unless suit is brought within one year from:

(i) the date of performance by the Company of the service which gives
(i) rise to the claim; or

(ii) the date when the service should have been completed in the event of any alleged non-performance.

(b) Indemnification: Client shall guarantee, hold harmless and indemnify the Company and its officers, employees, agents or subcontractors against all claims (actual or threatened) by any third party for loss, damage or expense of whatsoever nature including all legal expenses and related costs and howsoever arising relating to the performance, purported performance or non-performance, of any services.

7. Fiscal Allowances In Canada for Organizations Conducting Experimental Research

Company may apply to Canada Customs and Revenue Agency ("CCRA") for fiscal allowances permitted to Canadian laboratories undertaking accreditable experimental research and development within Canada. The high success rate of Company in meeting the technological objectives of its clients and in providing quality experimental work and results requires it to undertake internal experimental research. This is done to improve the Company's technological approaches and methodologies, as well as overcome unanticipated or unavoidable technical challenges that occur in the course of much work undertaken by it for its clients.

It is implicit in these General Conditions that the experimental work performed by the Company may sometimes be cited, in an anonymous manner, for the purpose of requesting fiscal credits for risks assumed by the Company in the course of performing services for its clients.

Notwithstanding the presence of an obligatory agreement of confidentiality between CCRA and Company, any information used by the latter to support claims for the assumption of risk in experimental research, will be presented in an anonymous form. For example, no mention will be made of the name of Client, ore bodies or proprietary processes in these claims. Throughout this process, Company will fully respect the trust and the agreements of confidentiality that exist with Client.

8. Miscellaneous

(a) If any one or more provisions of these General Conditions are found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(b) During the course of providing the services and for a period of one year thereafter Client shall not directly or indirectly entice, encourage or make any offer to Company's employees to leave their employment with the Company.

(c) Use of the Company's corporate name or registered marks for advertising purposes is not permitted without the Company's prior written authorisation.

9. Governing Law, Jurisdiction and Dispute Resolution

Unless specifically agreed otherwise, all disputes arising out or in connection with Contractual Relationship(s) hereunder shall be governed by the substantive laws of the Province of Ontario exclusive of any rules with respect to conflicts of laws and be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The arbitration shall take place in Toronto (Canada) and be conducted in the English language.